Exhibit 99.1

PRESS RELEASE
For Immediate Release

Monolithic Power Systems, Inc.

6409 Guadalupe Mines Road

San Jose, CA 95120 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems Announces Institution of Dispute

Resolution Proceedings by International Trade Commission

SAN JOSE, California, January 12, 2009, Monolithic Power Systems (MPS) (Nasdaq:MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that the U.S. International Trade Commission (“U.S.I.T.C.”) has formally started its proceeding to resolve a patent dispute between MPS and O2 Micro, Inc.

On November 6, 2008, O2 Micro filed a complaint with the U.S.I.T.C. alleging that certain MPS products infringe O2 Micro patents. The recent decision by the Commission to investigate this complaint marks the procedural start of formal litigation between the parties. The U.S.I.T.C. provides a specialized forum to resolve patent infringement disputes involving goods made overseas and imported into the U.S. “We appreciate the opportunity to fully litigate this case against O2 Micro using all of the expertise and resources of the ITC,” said Michael Hsing, CEO of MPS. “MPS has won several victories against O2, and we believe that this case is in response to O2’s failed litigation strategy.” A date for a full evidentiary hearing and resolution of the dispute has not yet been set.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. MPS was founded in 1997 and is headquartered in San Jose, California. The company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com